EXHIBIT 10.5
AG VISIONS ENTERPRISES, LLC.
CONSULTING AGREEMENT
Phase I
     THIS CONSULTING AGREEMENT (the “Agreement”) is made effective as of the ___day of                      2005, (the “Effective Date”) by and between Ag Visions Enterprises, LLC, of Breda, Iowa, an Iowa Limited Liability Company (Ag Visions Enterprises) and                                          (“Client”).
WHEREAS, Client intends to develop, finance and construct a biodiesel plant in or near Lyon County, Iowa (the “Project”); and
WHEREAS, Ag Visions Enterprises, an Iowa Limited Liability Company owned by Jim and Becky Venner, has a background in value-added agriculture and is willing to provide services to Client based on this background.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Client hereby engages Ag Visions Enterprises, and Ag Visions Enterprises hereby accepts engagement, upon the terms and conditions hereinafter set forth.
1.	Term. Ag Visions Enterprises engagement with Client shall commence as of the Effective Date and may be terminated at any time by either party upon thirty (30) days prior written notice of the party’s intent to terminate this Agreement. Upon termination, neither Client nor Ag Visions Enterprises shall have any further rights or obligations under the terms of this Agreement other than delivery of payments for services to which Ag Visions Enterprises may be entitled through the date of termination. Should Ag Visions Enterprises fail to perform its duties as required herein, or exceed its authority as a representative of Client, in Client’s sole discretion, then Client may immediately terminate this agreement for cause by providing written notice by certified mail or personal service to Ag Visions Enterprises, Attention: Jim Venner, 3891 Taylor Avenue, Breda, IA 51436. Such termination for cause shall take effect immediately upon receipt of such notice.

2.	Services. Ag Visions Enterprises shall serve as the Client’s Project Consultant and shall perform the following duties incident to that service subject to Client’s approval:
     a. Research and Prepare Request For Proposal (RFP) for comprehensive Feasibility Study.
     b. Contact experienced firms with RFP and provide analysis to Client relative to acceptance of feasibility study offer.
     c. Assist site selection and negotiate for local and state incentive packages.
     c. Prepare Business Plan.
     d. Prepare financial plan and submit to selected auditor for forecast.
     e. Assist negotiations of contracts with various service and product providers,
     f. Assist the planning of the Client’s equity marketing effort,
     g. Assist the securing of debt financing for and commencement of construction of the Project,
     h. Assist the education of local lenders including, without limitation, the preparation of a “banker’s book” tailored to the Project; and
     i. Perform such other reasonably necessary duties as Client may request for the timely and successful securing of debt financing and commencement of construction of the Project, including without limitation, cooperating with the Client’s personnel similarly engaged. Notwithstanding the forgoing, Ag Visions Enterprises shall not be asked to, or actually, solicit an offer to buy, or accept an offer to sell, any equity security to be issued by Client.
Subject to Client’s approval, Ag Visions Enterprises shall determine the manner in which the services are to be performed and the specific hours to be worked by Ag Visions Enterprises. Client will rely on Ag

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Visions Enterprises to work as many hours as may be reasonably necessary to fulfill Ag Visions Enterprises commitments under this Agreement.
3. Employees, Members, Agents. Ag Visions Enterprises’ employees, members, or agents, if any, who perform services for Client under this Agreement shall also be bound by the terms of this Agreement.
4. Remuneration. Compensation for services rendered shall be paid to Ag Visions Enterprises by Client at the rate of one hundred dollars ($100.00) per hour. Total remuneration shall not exceed six thousand dollars ($6,000) per month. Normal secretarial work performed by Ag Visions Enterprises such as typing, filing, copying, etc. shall be paid for at the rate of twenty-five dollars ($25.00) per hour. Upon termination of this Agreement, payments hereunder shall cease; provided, however, that Ag Visions Enterprises shall be entitled to payments for periods or partial periods that occurred prior to the date of termination for which Ag Visions Enterprises has not been paid.
5. Retaining Fee. A Retaining Fee of twenty five hundred ($2500) shall be paid to Ag Visions Enterprises by Client at the time of signing of this agreement. This fee will be applied to remuneration due to Ag Visions Enterprises.
6. Expenses. Client shall reimburse Ag Visions Enterprises for all reasonable, ordinary and necessary expenses incurred by Ag Visions Enterprises in performance of its duties hereunder, including without limitation, reimbursement for automobile mileage at the deduction rate allowed by the Internal Revenue Service for business miles or such other rate to which the parties hereto may later agree.
7. Travel Time Expenses. Client shall reimburse Ag Visions Enterprises for time spent traveling from Ag Visions Enterprises’ home office to Plymouth County at the rate of forty-five dollars ($45.00) per hour.
8. Successors and Assigns Bound. This Agreement shall be binding upon the Client and Ag Visions Enterprises, their respective heirs, executors, administrators, successors in interest or assigns, including without limitation, any partnership, corporation or other entity into which the Client may be merged or by which it may be acquired (whether directly, indirectly or by operation of law), or to which it may assign its rights under this Agreement. Notwithstanding the foregoing, any assignment by Ag Visions Enterprises of this Agreement or of any interest herein, or of any money due to or to become due by reason of the terms hereof without the prior written consent of Client shall be void.
9. Relationship of the Parties. The parties understand that Ag Visions Enterprises is an independent contractor with respect to Client, and not an employee of Client. Client will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits for the benefit of Ag Visions Enterprises.
10. Injuries. Ag Visions Enterprises acknowledges Ag Visions Enterprises’ obligation to obtain appropriate insurance coverage for its own benefit and the benefit of Ag Visions Enterprises members, employees, and agents. Ag Visions Enterprises waives any rights to recover from Client for any injuries that Ag Visions Enterprises may sustain while performing services under this Agreement resulting from the negligence of Ag Visions Enterprises.
11. Return of Records. Upon termination of this Agreement, Ag Visions Enterprises shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Ag Visions Enterprises’ possession or Ag Visions Enterprises’ control and that are Client’s property or relate to Client’s business.
12. Waiver. The waiver by the Client of its rights under this Agreement or the failure of the Client promptly to enforce any provision hereof shall not be construed as a waiver of any subsequent breach of the same or any other covenant, term or provision.

Ag Visions Enterprises / Northwest lowa Renewable Fuels
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13. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understanding specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for. This Agreement terminates and replaces the prior agreement between the Client, and Ag Visions Enterprises. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party against whom such amendment or modification is to be enforced.
14. Notices. Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows:

To Ag Visions Enterprises, LLC:
Ag Visions Enterprises, LLC
Attention: Jim Venner
3891 Taylor Avenue
Breda, Iowa 51436
To Client:

15. Governing Law. This Agreement is entered into pursuant to and shall be governed by and in accordance with the laws of the State of Iowa.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date

AG VISIONS ENTERPRISES, LLC		NORTHWEST IOWA RENEWABLE ENERGY, LLC

By:	/s/ Jim Venner Jim Venner	By:	/s/ Chad Ericson Chad Ericson
	President	Title

Ag Visions Enterprises / Northwest lowa Renewable Fuels
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